UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 30, 2013 (May 29, 2013)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 430, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Public Offering

On May 29, 2013, ARCA biopharma, Inc. (the “Company”) agreed to sell to certain investors (collectively, the “Purchasers”) an aggregate of 125,000 shares of the Company’s Series A Convertible Preferred Stock (collectively, the “Preferred Stock”) and warrants to purchase an aggregate of 6,250,000 shares of the Company’s Common Stock ( the “Warrants,”) at a purchase price of $160 per share of Preferred Stock, for aggregate net proceeds of approximately $18 million (the “Offering”). ARCA Director and Chief Executive Officer Dr. Michael Bristow has indicated an interest in purchasing up to 781 shares of Preferred Stock for a purchase price of $124,960 and potentially receiving Warrants to purchase 39,050 shares of Common Stock. The Offering is scheduled to close on June 4, 2013, subject to customary closing conditions. Dawson James Securities, Inc. (“Dawson”) acted as the Company’s sole placement agent for the Offering.

Each share of Preferred Stock is convertible into 100 shares of the Company’s Common Stock at any time at the option of the holder; provided, that the holder will be prohibited from converting to the extent that, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of the Company’s Common Stock then issued and outstanding. Each share of Preferred Stock has a liquidation preference of $.001 per share. The shares of Preferred Stock will have no preferential dividends or redemption rights, and no voting rights except as required by law.

Each Purchaser will be issued a Warrant to purchase 50 shares of the Company’s Common Stock for each share of Preferred Stock purchased. The Warrants have an exercise price of $1.60 per share, will expire on the five year anniversary of the date of issuance, and are exercisable immediately upon issuance, provided that the holder will be prohibited from exercising the warrants if, as a result of such exercise, the holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of common stock then issued and outstanding.

The securities will be sold pursuant to a Placement Agreement dated April 11, 2013, as amended, by and between the Company and Dawson (the ‘Placement Agent Agreement”), and have been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-1, as amended (No. 333-187508) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on May 29, 2013, and the Preferred Stock and Warrants are being offered and sold pursuant to a prospectus dated May 30, 2013. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Preferred Stock or Warrants, nor shall there be any sale of the Preferred Stock or Warrants in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Offering does not purport to be complete and is qualified in its entirety by reference to the Registration Statement and exhibits thereto, each is incorporated herein by reference.

Placement Agent Warrants

Pursuant to the Placement Agent Agreement, Dawson agreed to act as the Company’s placement agent in connection with the Offering. Pursuant to the Placement Agent Agreement, the Company agreed to pay Dawson a cash fee equal to 6% of the gross proceeds of the Offering (the “Placement Agent Fee”), as well as a non-accountable expense allowance equal to 1.75% of the gross proceeds of the Offering. In addition, the Company agreed to issue to Dawson warrants to purchase up to an aggregate of 5% of the aggregate number of shares of Common Stock underlying the Preferred Stock sold in the Offering, or 625,000 shares of Common Stock (the “Placement Agent Warrants”). As a result, the Company will (i) pay a Placement Agent Fee to Dawson equal to $1,200,000 and a non-accountable expense allowance of $350,000, and (ii) issue Placement Agent Warrants to purchase 625,000 shares of Common Stock to Dawson. The Placement Agent Warrants have substantially the same terms as the Warrants issued to the Purchasers, except that the Placement Agent Warrants have an exercise price of $2.00 per share and are restricted from transfer for a period of 180 days under FINRA Rule 5110 from the date of issuance.

The Placement Agent Warrants and the shares of the Company’s Common Stock underlying the Placement Agent Warrants have not been registered under the Securities Act and have been issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. The Placement Agent Warrants and the shares of the Company’s Common Stock underlying the Placement Agent Warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Placement Agent Warrants” is hereby incorporated by reference into this Item 3.02 in its entirety. The Placement Agent Warrants (including the shares of the Company’s Common Stock underlying such warrants) were offered and will be sold to Dawson without registration under the Securities Act, or any state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Placement Agent Warrants or the shares of the Company’s Common Stock underlying the Placement Agent Warrants.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release titled “ARCA biopharma Announces Pricing of $20 Million Equity Offering,” dated May 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2013

ARCA biopharma, Inc. (Registrant)

By:	/s/ Patrick Wheeler
Name:	Patrick Wheeler
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release titled “ARCA biopharma Announces Pricing Of $20 Million Equity Offering,” dated May 30, 2013.